As filed with the Securities and Exchange Commission on June 1, 2018

Registration No. 333-174955

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sohu.com Limited

(As successor to Sohu.com Inc.)

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	98-0408469
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Level 18, Sohu.com Media Plaza

Block 3, No. 2 Kexueyuan South Road, Haidian District

Beijing 100190, People’s Republic of China

+86-10-6272-6666

(Address of Principal Executive Offices, Including Zip Code)

Sohu.com Limited 2018 Share Incentive Plan

(Assuming all outstanding obligations under Sohu.com Inc. Amended and Restated 2010 Stock Incentive Plan)

(Full Title of the Plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Timothy B. Bancroft, Esq.

Goulston & Storrs PC

400 Atlantic Avenue

Boston, Massachusetts 02110-3333

+1 (617) 574-3511

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE*

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

*	The registration fee was previously calculated and paid in connection with the filing on June 17, 2011 of the original Registration Statement on Form S-8 (File No. 333-174955) by Sohu.com Inc., a Delaware corporation (“Sohu Delaware”). No additional registration fee is required, as no additional securities are being registered.

Explanatory Note

By filing this Post-Effective Amendment No. 1 to Form S-8, Sohu.com Limited, a Cayman Islands company (the “Registrant”), hereby expressly adopts as its own registration statement for all purposes with respect to the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”) the Registration Statement on Form S-8 (File No. 333-174955) of Sohu Delaware, originally filed with the Securities and Exchange Commission (the “SEC”) on June 17, 2011, with respect to Sohu Delaware’s Amended and Restated 2010 Stock Incentive Plan (the “Sohu Delaware 2010 Plan”).

The Registrant is filing this Post-Effective Amendment No. 1 to Form S-8 as successor issuer to Sohu Delaware pursuant to Rule 414 under the Securities Act. The Registrant succeeded Sohu Delaware upon the dissolution of Sohu Delaware (the “Liquidation”) effective as of May 31, 2018 at 4:30 PM, U.S. Eastern Daylight Time (the “Effective Time”). At the Effective Time all outstanding shares of the common stock of Sohu Delaware were cancelled; American depositary shares (“ADSs”) representing all outstanding ordinary shares, par value $0.001 per share (“Ordinary Shares”) of the Registrant, which Ordinary Shares were held by Sohu Delaware immediately prior to the Effective Time, were distributed on a share-for-share basis to the stockholders of Sohu Delaware; and the Registrant replaced Sohu Delaware as the top-tier, publicly-traded holding company of the group of subsidiaries and variable interest entities that had been held by Sohu Delaware prior to the Effective Time. As of the Effective Time the Registrant assumed all existing obligations of Sohu Delaware with respect to equity incentive awards that had been granted under the Sohu Delaware 2010 Plan and remained outstanding as of the Effective Time, and such awards were converted into the right to receive upon exercise or settlement Ordinary Shares of the Registrant under the Registrant’s 2018 Share Incentive Plan (the “2018 Plan”) rather than shares of the common stock of Sohu Delaware under the Sohu Delaware 2010 Plan, subject to the other terms of such outstanding awards.

ADSs issuable upon deposit of the Ordinary Shares of the Registrant have been registered under a separate registration statement on Form F-6 filed with the SEC on April 2, 2018 (File No. 333-224081). Each ADS represents one Ordinary Share of the Registrant.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed with the SEC by Sohu Delaware or the Registrant are incorporated in this Registration Statement by reference:

(a)	Sohu Delaware’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 28, 2018, as amended by Amendment No. 1 to Form 10-K filed with the SEC on April 2, 2018 (as so amended, the “Sohu Delaware 2017 Form 10-K”);

(b)	All other reports filed by Sohu Delaware pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Sohu Delaware 2017 Form 10-K;

(c)	The descriptions of the Registrant’s Ordinary Shares and ADSs included under the headings “Description of Sohu Cayman Ordinary Shares” and “Description of Sohu Cayman ADSs” in the Registrant’s Registration Statement on Form F-4 (File No. 333-224069) filed with the SEC on April 19, 2018, including any amendment or report updating such descriptions; and

(d)	The Registrant’s Registration Statement on Form F-6 (File No. 333-224081) filed with the SEC on April 2, 2018.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the SEC of the Registrant’s Annual Report on Form 20-F covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Report.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable

Item 6.	Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s Amended and Restated Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from fraud or dishonesty of such directors or officers. The Registrant also intends to enter into indemnification agreements with its directors and executive officers that provide such persons with additional indemnification beyond that provided in the Amended and Restated Articles of Association.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

The Exhibits listed on the accompanying Index to Exhibits are filed as a part of, and incorporated by reference into, this Registration Statement.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant’s Amended and Restated Articles of Association, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Conyers Dill & Pearman, Cayman Islands counsel to the Registrant, regarding the legality of the Ordinary Shares being registered

10.1(1)	Sohu.com Limited 2018 Share Incentive Plan

23.1	Consent of PricewaterhouseCoopers Zhong Tian LLP, an Independent Registered Public Accounting Firm

23.2	Consent of Conyers Dill & Pearman (included in opinion filed as Exhibit 5.1)

24	Power of Attorney (included on signature page)

(1)	Incorporated herein by reference to the Registrant’s Registration Statement on Form F-4 (File No. 333-224069) filed with the SEC on April 19, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on June 1, 2018.

Sohu.com Limited

By:	/s/ Charles Zhang
Name:	Charles Zhang
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles Zhang and Joanna Lv, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys- in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Charles Zhang Charles Zhang	Chairman of the Board and Chief Executive Officer (principal executive officer)	June 1, 2018

/s/ Joanna Lv Joanna Lv	Chief Financial Officer (principal financial and principal accounting officer)	June 1, 2018

/s/ Charles Huang Charles Huang	Director	June 1, 2018

/s/ Dave Qi Dave Qi	Director	June 1, 2018

/s/ Zhonghan Deng Zhonghan Deng	Director	June 1, 2018

/s/ Shi Wang Shi Wang	Director	June 1, 2018

/s/ Dave De Yang Dave De Yang	Director	June 1, 2018

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement in the City of Newark, Delaware on June 1, 2018.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Donald J. Puglisi
Managing Director